Exhibit 99.1

NASDAQ GRANTS BIOLASE 180-DAY EXTENSION TO MEET MINIMUM BID PRICE REQUIREMENT AND ENTERS INTO FAVORABLE CREDIT AGREEMENT AMENDMENT

Foothill Ranch, Calif., November 23, 2021 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced its receipt of written notification from the Listing Qualification Department of The NASDAQ Stock Market (“Nasdaq”) granting BIOLASE’s request for a 180-day extension to regain compliance with Nasdaq’s minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). BIOLASE now has until May 23, 2022 to regain compliance with the Bid Price Rule. Nasdaq’s extension notice has no immediate effect on the continued listing status of BIOLASE’s common stock, which remains listed on The NASDAQ Capital Market.

If at any time until May 23, 2022, the bid price for BIOLASE’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive trading days, BIOLASE will regain compliance with the Bid Price Rule, and the matter will be closed. BIOLASE will continue to monitor the bid price for its common stock and consider various available options if BIOLASE’s common stock does not trade at a level that is likely to regain compliance with the Bid Price Rule. There can be no assurance that BIOLASE will regain compliance with the Bid Price Rule or maintain compliance with any of the other Nasdaq continued listing requirements during this extended compliance period.

Separately, BIOLASE announced that, on November 18, 2021, it entered into an amendment to its senior secured term loan with SWK Funding LLC, which, among other improvements, extended the maturity of the loan to May 31, 2025 and reduced the effective interest rate on the loan by 200 basis points. SWK Funding LLC is a subsidiary of SWK Holdings Corporation, a Dallas, Texas-based healthcare focused investment firm.

“The 180-day extension from NASDAQ gives us more time to demonstrate the success of our growth strategy, which has delivered stellar results over the past three quarters, and for the financial community to acknowledge and value the opportunity we have ahead,” commented John Beaver, President and Chief Executive Officer of BIOLASE. “Additionally, the amendment to our loan with SWK demonstrates its belief in our ability to deliver continued strong growth as new customers adopt our market-leading dental lasers.”

“We remain impressed with BIOLASE’s continued operating traction as evidenced by increasing market acceptance of its dental lasers. The strong operating results combined with the company’s healthy balance sheet positions BIOLASE to achieve its growth plans driven by continued new customer adoption of their lasers, which provide a greater standard of care for dental procedures and a safer environment for dental practitioners and their patients,” commented Winston Black, Chief Executive Officer of SWK Holdings.

For more information regarding the Nasdaq extension notice and the credit agreement amendment, please see BIOLASE’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2021.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 300 patented and 35 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. BIOLASE has sold over 41,200 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding BIOLASE’s compliance with Nasdaq’s minimum bid price requirement. Forward-looking statements can be identified through the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “potential,” “plan,” “seek,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our current expectations and speak only as of the date of this communication. These factors include, among others, those risks and uncertainties that are described in the “Risk Factors” section of our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q filed with the SEC. Except as required by law, we do not undertake any responsibility to revise or update any forward-looking statements.

BIOLASE, Inc.

John R. Beaver, President, Chief Executive Officer and Director

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com

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